Exhibit 99.1

SUPERCLICK REPORTS RECORD FOURTH QUARTER AND ANNUAL RESULTS - UP 70% AND 327% RESPECTIVELY

DALLAS, Jan 28, 2005 (PRIMEZONE via COMTEX) -- Superclick, Inc. (OTCBB:SPCK) today announced record fourth quarter and record year-end results for the period ended October 31, 2004. During the three months and twelve months ended October 31, 2004, the Company had net sales of $1,370,879 and $2,791,770, respectively, compared with $2,692 for the ten months ended October 31, 2003.

On an un-audited proforma basis, and accounting for the combined results of Superclick Networks, Inc., acquired on October 7, 2003, the results for Superclick's full year ended October 31, 2003 were $652,336. On its un-audited proforma basis, Superclick's revenue for fiscal 2004 was up 327% over last year. On a quarter-over-quarter basis, revenue for the fourth quarter of 2004 was up 70% over the third quarter of 2004.

Gross profit for fiscal 2004 increased to approximately $949,000 representing 34% of revenue. For the three and twelve months ended October 31, 2004, general and administrative expense was $523,401 and $1,735,065, respectively compared with $89,211 for the ten months ended October 31, 2003, respectively. The increase was the result of the acquisition of Superclick Networks, Inc.

Net loss for the three and twelve months ended October 31, 2004 was $130,259 and $828,017 respectively, compared to a net loss of $89,542 for the ten months ended October 31, 2003. The increase in net losses was the result of the acquisition of Superclick Networks, Inc.

Superclick's President and CEO, John Glazik commented that "Superclick has concluded a breakthrough year during which we have validated our product development and value proposition in the marketplace. We have delivered dramatic, above-planned revenue growth over the last several quarters and have acquired a significant base of satisfied customers that are eager to act as references. Our employees are to be congratulated for their exemplary performance which has led to these results."


MANAGEMENT DISCUSSION AND HIGHLIGHTS FOR 2004

This has been a year of significant growth for Superclick with many opportunities which have allowed our Company to make tremendous progress on all fronts. After several years of product development and refinement, during which we have listened carefully to our customers, we are now establishing the superiority of our solution in the marketplace.

This past year, our efforts in adding capital to the company have allowed Superclick to offer turnkey installations to multiple hospitality customers, making it easier than ever for them to purchase our SIMS platform. We have increased our sales and marketing efforts which have resulted in increased company and product recognition.

Our winning strategy also solidified this year as we changed the sales dynamic in the industry. Most of our competition sells an internet access system to a hotel who may not be allowed to charge for this service. Superclick installs an IP infrastructure management system which shows the customer how to leverage their investment by the promotion of a growing suite of revenue generating IP services which are provided by our SIMS platform.

We announced an agreement with Verizon (NYSE:VZ) in April in which this major telecommunications service provider selected our SIMS platform to resell through its channels. This has resulted in a significant amount of business which has helped drive our revenues and significantly contributed to top line revenue growth as well as the bottom line.

Here are some of the other significant milestones achieved during FY 2004:


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      o     The number of hotels installed and under contract increased 213%
            from 37 to 116. This represents a 238% increase of rooms from 5,900 to 20,000 over the year.

      o Large deployment of 43 Candlewood Suites hotels for the Intercontinental Hotel Group.

      o     Large deployment of 52 properties for Westmont Hospitality Group.

      o The launch of Superclick's Wi-Fi initiative offering flexible service, billing and management solutions in a wireless environment.

      o Installations at the Renaissance Skydome Toronto and InterContinental Montreal as well as expansion into the Caribbean through our installation of the Hutchinson Our Lucaya, Bahamas.

      o The installation of our first traunch of value added IP services. These include In-room printing, multi-leg VoIP audio teleconferencing, and hotel casino gaming. New services are in negotiation and development for rollout in 2005.

About Superclick, Inc.

Superclick, Inc., through its wholly owned subsidiary, Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS) in the worldwide hospitality and multi-tenant unit
(MTU) markets. Superclick provides customers with cost-effective Internet access and IP-based services utilizing high-speed DSL, CAT5 wiring, wireless and dial-up modem technologies. More than 100 customers throughout the United States, Canada, the Caribbean and Europe have installed Superclick's best-in-class data management platform including the InterContinental Hotels Group, Candlewood Suites, Crowne Plaza, Holiday Inn, Holiday Inn Express, JW Marriot, and Staybridge Suites. For more information visit www.superclick.com

Safe Harbor Statement:

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms "believes," "belief," "expects," "intends," "anticipates," "will" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

SOURCE: Superclick, Inc.
By Staff
CONTACT:  Superclick, Inc.
          John Bevilacqua
          Investor Relations
          (866) 405-3959